Exhibit 99.1

Contact:

Jeffrey M. Kreger

BioScrip Chief Financial Officer

(720) 697-5200

jeffrey.kreger@bioscrip.com

BIOSCRIP AND HOME SOLUTIONS ENTER INTO AMENDED AGREEMENT

Amendment Further Enhances Value for Shareholders

Accretive Transaction Provides Substantial Operating Synergies and Deleveraging Opportunity

DENVER and HAMMONTON, N.J., June 16, 2016  -- BioScrip, Inc. (NASDAQ: BIOS) ("BioScrip" or the "Company"), a leading national provider of infusion and home care management solutions and HS Infusion Holdings, Inc. ("Home Solutions"), today announced that they have amended the terms of their agreement announced on June 13, 2016.  The amendment, among other changes, reduces the closing consideration from $85.0 million to $75.0 million, and reduces the cash component of the consideration from $80.0 million to $67.5 million.

Under the terms of the amended agreement, BioScrip will acquire substantially all of the assets and assume certain liabilities of Home Solutions and its subsidiaries for total transaction consideration of $75.0 million at closing (the "Closing Consideration") and additional contingent consideration in the form of restricted stock units ("RSUs") (the "Contingent Consideration").

The Closing Consideration will consist of $67.5 million payable in cash, subject to certain adjustments and $7.5 million in shares of the Company's common stock. The Contingent Consideration will consist of restricted shares of BioScrip common stock, issued in two tranches with different vesting conditions. The number of RSUs in Tranche A and Tranche B is approximately 3.1 million and 4.0 million, respectively. The two tranches of RSUs would vest when BioScrip common shares exceed 20-day average trading prices of $4.00 per share and $5.00 per share, respectively, subject to certain time restrictions and under certain circumstances, in the event of a change of control.

Advisors

Jefferies LLC is acting as financial advisor to BioScrip. Polsinelli PC, Dechert LLP and Gibson, Dunn & Crutcher LLP are acting as legal advisors to BioScrip. Houlihan Lokey is acting as financial advisor to Home Solutions and Ropes & Gray LLP is acting as legal advisor.

ABOUT BIOSCRIP

BioScrip, Inc. is a leading national provider of infusion and home care management solutions. BioScrip partners with physicians, hospital systems, skilled nursing facilities, healthcare payors, and pharmaceutical manufacturers to provide patients access to post-acute care services. BioScrip operates with a commitment to bring customer-focused pharmacy and related healthcare infusion therapy services into the home or alternate-site setting. By collaborating with the full spectrum of healthcare professionals and the patient, BioScrip provides cost-effective care that is driven by clinical excellence, customer service, and values that promote positive outcomes and an enhanced quality of life for those it serves.

ABOUT HOME SOLUTIONS

Home Solutions, headquartered in Hammonton, New Jersey, is a leading specialty infusion provider servicing approximately 14,000 patients annually throughout the Northeastern and Mid-Atlantic regions of the U.S. Current projects are underway that will allow the company to reach additional patients in the New England and Southeastern regions of the U.S. The Company is committed to clinical excellence, compassion and professionalism. Home Solutions is Joint Commission accredited and provides a full range of infusion and specialty services in the home and alternate setting. Our commitment is to put the patient first in delivering a quality service while offering cost effective solutions to various industry stakeholders such as physicians, hospitals, managed care payors, and governmental agencies. InfuLink®, the Company's proprietary web monitoring tool, shares data with healthcare providers to help optimize clinical outcomes. More information about Home Solutions is available at www.infusioncare.com.

Forward-Looking Statements - Safe Harbor

This press release includes statements that may constitute "forward-looking statements," including projections of certain measures of the Company's results of operations, including its revenues and cash flows, projections of future cost savings associated with the absence or reduction of certain charges and expenses, and other statements regarding the Company's expectations regarding the impact of its financial improvement plan and strategy. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. In some cases, forward-looking statements can be identified by words such as "may," "should," "could," "anticipate," "estimate," "expect," "project," "outlook," "aim," "intend," "plan," "believe," "predict," "potential," "continue" or comparable terms. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors. Important factors that could cause or contribute to such differences include but are not limited to risks associated with: the Company's ability to integrate the acquisition of Home Solutions and obtain financing in connection therewith, the Company's ability to grow its core Infusion revenues, the Company's ability to continue to experience positive results from its financial improvement plan to reduce operating costs; reductions in federal, state and commercial reimbursement for the Company's products and services; increased government regulation related to the health care and insurance industries; as well as the risks described in the Company's periodic filings with the Securities and Exchange Commission. The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company's situation may change in the future. All of the forward-looking statements herein are qualified by these cautionary statements.

Additional Information and Where to Find It

In connection with the proposed transaction, the Company will prepare a proxy statement to be filed with the Securities and Exchange Commission ("SEC").  When completed, a definitive proxy statement and a form of proxy will be mailed to the stockholders of the Company.  The Company's security holders are urged to read the proxy statement carefully when it becomes available, as well as any other relevant documents filed by the Company with SEC, because they will contain important information.  The Company's stockholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC's website at http://www.sec.gov. The Company's stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to BioScrip, Inc., Attn: Chief Financial Officer, 1600 Broadway, Suite 950, Denver, CO 80202, telephone: (720) 697-5200, or from the investor relations page on the Company's website at http://bioscrip.com/overview.

The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company's stockholders in connection with the proposed transaction.  Information about the Company's directors and executive officers and their ownership of the Company's equity interests is set forth in the proxy statement for the Company's 2016 Annual Meeting of Stockholders, which was filed with the SEC on April 27, 2016.  Stockholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the proposed transaction, which may be different than those of the Company's stockholders generally, by reading the proxy statement and other relevant documents regarding the proposed transaction when filed with the SEC.

For Further Information:

Investor Contact

Jeffrey M. Kreger

BioScrip Chief Financial Officer

(720) 697-5200

jeffrey.kreger@bioscrip.com

Media Contact

Susan J. Lewis

(303) 766-4343 or (303) 518-7100

slewis@pairelations.com